Exhibit 2.1(b)


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT ("Amendment") dated as of July 31, 2002, is entered into between CenturyTel, Inc., a Louisiana corporation ("Seller"), and ALLTEL Communications, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

     Buyer and Seller desire to amend a Stock Purchase Agreement dated as of March 19, 2002, between Buyer and Seller (the "Agreement"), in the manner specified herein.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained the parties agree as follows:

     1. The definition of "Excluded Cellular Interest Amounts" in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                   "Excluded Cellular Interest Amounts" means, with respect to any Excluded Cellular Interest, the greater of (i) the Agreed Value of the Cellular Interest that is or has become an Excluded Cellular Interest in accordance with Sections 2.4(c), 5.5(d) or 5.19 or (ii) any payments received, or to be received, by Seller or any of its Affiliates in the event an Excluded Cellular Interest has been sold or transferred, or is to be sold or transferred, by Seller or any Affiliate of Seller to any First Refusal Right Holder.

     2. The definition of "Excluded Cellular Interest" in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                   "Excluded Cellular Interest" is a Cellular Interest that is or becomes excluded, in accordance with the terms and conditions of Sections 2.4(c), 5.5(d) or 5.19, from the Cellular Interests for which the Buyer is to assume Control at the Closing.

     3. The following is hereby added in the Agreement after Section 2.4(b) of the Agreement and before Section 2.5 of the Agreement:

                   "(c) Buyer acknowledges that it will not be acquiring the Company's Cellular Interest in the Lafayette MSA Limited Partnership ("Lafayette Partnership") and Buyer and Seller agree that such Cellular Interest in the Lafayette Partnership constitutes an Excluded Cellular Interest for purposes of this Agreement. Seller shall cause the Company to transfer and assign on or before the Closing Date, all right, title and interest of the Company in and to the Company's Excluded Cellular Interest in the Lafayette Partnership to Seller. Any transfer or other actions taken with respect to the Company's Excluded Cellular Interest in the Lafayette Partnership pursuant to this Section 2.4(c) shall be without recourse to, and shall not impose any Liability upon, any CenturyTel Entity from and after the Closing Date. Without limiting the generality of the preceding sentence and in addition to the indemnification obligations of Seller set forth elsewhere herein, Seller shall indemnify, defend and hold harmless each Buyer Indemnitee against and in respect of any and all Losses or Taxes incurred or suffered by any Buyer Indemnitee that result from, relate to or arise out of any transfer or other action contemplated by this Section 2.4(c). With respect to such Excluded Cellular Interest, the Base Purchase Price shall be reduced in accordance with Section
                   2.2 by an amount equal to all Excluded Cellular Interest Amounts."

     4. Section 2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

                   "2.5 Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms and conditions of this Agreement, the Closing shall occur, unless otherwise agreed to in writing by the parties, at 9:00 a.m. central time on the first Business Day of the calendar month immediately following the calendar month in which the last condition precedent set forth in Article 6 (other than such other conditions precedent that are not capable of being satisfied until the Closing) is satisfied or waived. If the Closing occurs, for purposes of this Agreement the Closing shall be deemed to have occurred at 12:01 a.m. central time on the Closing Date (the "Effective Time"). The Closing shall take place at the office of Buyer in Little Rock, Arkansas."

     5. The third sentence of Section 8.12(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

                   "As soon as reasonably practicable after the Closing Date (but in no event later than the date that is 30 Business Days prior to the date required to timely file the Section 338 Forms with the appropriate Taxing authorities), Buyer and Seller shall execute IRS Form(s) 8023 and any forms required to make any elections under state or local law that are analogous to a Section 338(h)(10) Election."


     6. The following is hereby added in the Agreement after Section 9.5 of the Agreement and before Article 10 of the Agreement:

                   "9.6 Lafayette Partnership. (a) Because the Lafayette Partnership holds the B Band FCC Authorization serving Iberville Parish, Louisiana and Buyer's Affiliate holds the A Band FCC Authorization serving Iberville Parish, Louisiana, the Cellular Interest in the Lafayette Partnership has been designated an Excluded Cellular Interest in accordance with
                   Section 2.4(c) of the Agreement. For a period of six months following the Closing Date, each of Seller and Buyer shall use its commercially reasonable efforts to obtain (i) an affirmative waiver from the FCC of its cross ownership rule set forth in 47 C.F.R. Section 22.942 and (ii) an amendment to the Lafayette Partnership duly executed by each of the partners in the Lafayette Partnership in the form attached hereto as Schedule 9.6(a) or such other form approved in writing by Buyer which approval shall not be unreasonably withheld, in each case, necessary to permit Buyer to acquire the entire right, title and interest of Seller in and to Seller's Excluded Cellular Interest in the Lafayette Partnership (inclusive of the B Band FCC Authorization serving Iberville Parish, Louisiana) and to retain the ownership held by Buyer's Affiliate of the A Band FCC Authorization serving Iberville Parish, Louisiana (the waiver and amendment set forth in Section 9.6(a)(i) and (ii) shall be referred to collectively as the "Lafayette Waivers").

                   (b) The Lafayette Waivers shall (i) be Final Orders, (ii) be free from any adverse terms, conditions and restrictions on the business or operations of Buyer or its Affiliates, including, without limitation, any requirement that Buyer or its Affiliates divest any FCC Authorization and (iii) not result in the waiver of any right asserted by Buyer or its Affiliates that is or is reasonably likely to be adverse to Buyer or its Affiliates.

                   (c) If the parties obtain the Lafayette Waivers in accordance with the terms and conditions set forth in this Section 9.6, Seller agrees to grant, sell, transfer and deliver to Buyer the entire right, title and interest of Seller in and to, and Buyer agrees to purchase from Seller, the Excluded Cellular Interest in the Lafayette Partnership (inclusive of the B Band FCC Authorization serving Iberville Parish, Louisiana) for an amount of cash equal to the Agreed Value attributable to the Excluded Cellular Interest in the Lafayette Partnership on terms and conditions substantially similar to the terms and conditions set forth in this Agreement, including, without limitation, substantially similar representations, warranties, covenants and agreements (the "Lafayette Purchase Agreement").

                   (d) From and following the Closing Date, Seller shall, and shall cause its Affiliates to, perform and comply with the covenants set forth in Sections 5.3, 5.4, 5.9 and 5.12 of this Agreement with respect to the Excluded Cellular Interest in the Lafayette Partnership regardless of the fact that such Cellular Interest is an Excluded Cellular Interest.

                   (e) In the event (i) the parties are unable to obtain the Lafayette Waivers in accordance with the terms and conditions of this Section 9.6 on or before the last day of the six month period following the Closing or (ii) any other condition to Buyer's obligation to purchase Seller's Excluded Cellular Interest in the Lafayette Partnership set forth in the Lafayette Purchase Agreement has not been satisfied or fulfilled on or before the last day of the six month period following the Closing, Buyer shall have no obligation or liability of any type or description whatsoever with respect to the Seller's Excluded Cellular Interest in the Lafayette Partnership and this Section 9.6 shall become void and of no further force or effect."

     7. The reference to the Real Property located at 371 Bert Kouns Industrial Loop, Shreveport, Louisiana set forth on Schedule 3.15(a) Real Property - Retail of the Agreement is hereby deleted in its entirety.

     8. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

     9. All other terms and conditions of the Agreement, not otherwise inconsistent with this Amendment, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written above.

                                        CENTURYTEL, INC.


                                        By:  /s/ Stacey Goff
                                           ____________________________
                                             Name:  Stacey Goff
                                             Title: Vice President and
                                                    Assistant Legal Counsel


                                        ALLTEL COMMUNICATIONS, INC.


                                        By:  /s/ Francis Xavier Frantz
                                           ____________________________
                                             Name:  Francis Xavier Frantz
                                             Title: Executive Vice President